Exhibit 10(b)



      August 16, 2001 --  Revised August 27, 2001






                            PERSONAL AND CONFIDENTIAL

              TERMINATION SETTLEMENT AGREEMENT AND GENERAL RELEASE


          Jorgen Wedel
          29 Winsor Way
          Weston, MA 02493


          Dear Jorgen:

               This letter describes our proposed agreement concerning the termination of your employment with The Gillette Company (hereinafter, "Gillette," or the "Company"). The termination settlement pay and benefits described below are available to you only if you execute this Agreement, which includes a release of all claims, non-competition and non-solicitation restrictions, and additional conditions as set forth below.

               Your "scheduled release date" is October 1, 2001. You will continue to be paid your present base salary through that date.

               Termination Settlement Pay - The total gross amount of termination settlement pay available to you under this Agreement is One Million Eight Hundred Sixty Thousand Dollars ($1,860,000.00). Such termination settlement pay shall be provided to you in the form of continuing semi-monthly payments at the annual rate of Nine Hundred Thirty Thousand Dollars ($930,000.00) during the two-year period from your scheduled release date through September 30, 2003. These semi-monthly payments, which will be subject to appropriate deductions for taxes, benefits and other required withholdings, will be included in the calculation of Average Annual Compensation in accordance with the terms of The Gillette Company Retirement Plan. The period during which you receive termination settlement pay as continuing semi-monthly payments is referred to hereinafter as the "settlement payments period."

               Resignation of Officer Positions - Effective as of the scheduled release date, you resign from your position as an Officer of the Company, and from all other positions you may currently hold as an officer or director of any of the Company's subsidiaries or affiliates. You shall sign and deliver to the Company such other documents as may be necessary to effect or reflect such resignations.

               Change in Control Employment Agreement - Your Change in Control Employment Agreement with Gillette dated December 16, 1999, will terminate on the eighth day after your execution of this Agreement, when this Agreement becomes effective and enforceable.

               Benefits Status During Settlement Payments Period - During the settlement payments period, you will be eligible to continue participation in a number of employee benefits and services. These include continuing participation in the following contributory benefit plans:

                        Medical Plan
                        Dental Plan
                        Supplemental Life Insurance Plan
                        Employees' Savings Plan
                        Supplemental Savings Plan
                        Executive Life Insurance Plan

               If you elect to continue your participation in the Gillette medical or dental plans after your scheduled release date and you become eligible for coverage under any other medical or dental plans, you agree to look to those other plans for your primary coverage. Coverage under a Gillette plan will only apply in accordance with Gillette's Coordination of Benefits Provision as secondary payer.

               During a settlement payments period, you will also be eligible for many of the currently provided employee benefits and services. However, following your scheduled release date you will not be eligible for certain employee benefits, including:

                           Incentive Bonuses
                           Salary Continuation Plan
                           Long-Term Disability Plan
                           Vacation Accrual
                           Holiday Pay
                           Tuition Refund Plan

               The following is information concerning specific benefits provided under this Agreement as of your scheduled release date, at the end of a settlement payments period or when you elect to begin receiving pension benefits, as discussed below.

               The Gillette Company Retirement Plan - Company records indicate you will be eligible for a pension as of your scheduled release date. If you continue to receive termination settlement pay as semi-monthly payments until September 30, 2003, as set forth above, your retirement date for all benefits purposes shall be October 1, 2003.

               You may elect to retire and begin receiving pension payments prior to October 1, 2003, on any date following your scheduled release date. Once you elect to begin receiving pension payments, the settlement payments period ends and you are eligible for only those pension benefits and services available to retirees. At that time, the balance of any termination settlement pay due you under this Agreement must be taken as a lump sum or deferred to a specific future date. Lump sum payments and deferred termination settlement payments made after pension payments begin will not be included in determining service credit or in computing compensation under the Retirement Plan.

               Group Medical Coverage - During a settlement payments period, you may elect to continue your current Gillette group medical coverage at the regular employee contribution rate.

               Group Dental Coverage - Dental coverage may be continued at the regular employee contribution rate throughout a settlement payments period. After the settlement payments period, you may continue group dental coverage for up to an additional 18 months by paying 102% of the premium cost of such coverage. Dental coverage is otherwise not available after retirement.

               Coverage under the Gillette group dental plan will continue through the last day of the month in which you terminate from the group plan. If you are in the process of having dental work done which requires more than one visit (for example, root canal work, etc.), you will have 30 days from the first of the next month to have it completed. The Gillette group dental plan cannot be converted into an individual membership.

               Employee Stock Ownership Plan (ESOP) - When terminated from the payroll on the last date of a settlements payments period, you may take a distribution of your ESOP account, or, if the account balance is $5,000 or more, defer the distribution. As a terminating employee who is retirement eligible, you should refer to the Retiree/LTD Medical Program for information on using the ESOP to fund retiree medical coverage.

               Retiree Medical Program - You will be eligible to participate in the Retiree Medical Program upon or after retirement. Employees hired prior to July 1, 1990 (Group 2) must maintain the full ESOP account balance with the trustee for continued eligibility for retiree medical coverage.

               Life Insurance (Spouse and Child) - Coverage provided under this plan will continue for a 31-day period following the date you retire. During a settlement payments period, the amount of coverage under spouse or child life insurance will continue at the coverage level in effect on the scheduled release date. Within the 31-day period after the date you retire or the end of the settlement payments period, if applicable, you may convert to an individual policy without a qualifying exam. If you wish to convert to an individual policy, you must notify the Employee Benefits Department in order to arrange for an insurance company representative to contact you with details on conversion options. Please refer to Your Employee Benefits Book for information on the conversion privilege.

               Executive Life Insurance - Executive life insurance coverage will continue during a settlement payments period at the same coverage level as an active employee. At retirement, coverage levels are adjusted to reflect a retirement benefit.

               Estate Preservation Plan - You, or the policy owner, may retain the policy by continuing the scheduled premium payments determined at the time of inception. If you elect to discontinue this policy, the Company will withdraw its cumulative premium payments from the policy's cash value and have no further interest in the policy.

               Savings Plan - You may continue to participate in the Employees' Savings Plan during a settlement payments period at your rate of contribution on the scheduled release date, unless you change the contribution rate on a subsequent date. You may, in accordance with the terms of the Plan, retain an account balance of over $5,000 after your contributions end and defer withdrawal to a future date. When you want to withdraw your account, you may call the Plan Record Keeper and Trustee, Fidelity Investments, at 1-800-544-0263. A voluntary withdrawal taken prior to the end of a settlement payments period may result in suspension of participation and/or a negative tax impact. Please refer to the current Employees' Savings Plan booklet.

               Supplemental Savings Plan - If you participate in the Supplemental Savings Plan, deferrals under the Plan may continue during a settlement payments period. At the end of the settlement payments period, the Supplemental Savings Plan will be paid to you in a single lump sum unless you have previously made a timely deferral election.

               Stock Equivalent Unit Plan - During a settlement payments period, the value of any awards will continue to be determined by stock price appreciation and dividend credits. You will receive additional information from the Manager of Executive Compensation concerning your payment or deferral election.

               Stock Option Plan -Your period for exercising any vested options will be the time period available to Stock Option Plan participants retiring under The Gillette Company Retirement Plan, subject to the provisions of the section below entitled "Rights and Remedies in the Event of Certain Breaches."

               Vacation Pay - Any unused current year vacation accrued as of your scheduled release date will be paid to you at that time. As you are eligible for retirement benefits under The Gillette Company Retirement Plan as of the scheduled release date, you will be granted full year vacation accrual for the current year. There will be no vacation accrual after the scheduled release date.

               Outplacement Counseling Services - Arrangements will be made with Lee Hecht Harrison, Inc. to provide you with outplacement counseling services.

               In order to remain eligible for this outplacement assistance, you must initiate outplacement services with Lee Hecht Harrison, Inc. as soon as possible and in any event not later than fourteen days following your scheduled release date. You must also continue active participation in the job search program as it is established by your outplacement counselor.

               Use of the Lee Hecht Harrison, Inc. outplacement facility and counseling services will be available to you for a period of 12 months following your scheduled release date unless you sooner become re-employed, decline further services or voluntarily interrupt your participation in the program for a 30-day period.

          Non-Competition and Non-Solicitation Restrictions.

               A. In consideration of the termination settlement pay and other benefits provided to you under this Agreement, you agree that, prior to October 1, 2003, you shall not directly or indirectly:

               (1) as an employee, consultant, independent contractor, officer, director, individual proprietor, investor, partner, stockholder, agent, principal, joint venturer, or in any other capacity whatsoever (other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a publicly held corporation or company), be employed, work, consult, advise, assist, or engage in any activity regarding any business, product, service or other matter which: (a) is substantially similar to or competes with any business, product, service or other matter regarding which you worked for the Company, or any of its subsidiaries, during the three years prior to your scheduled release date; or (b) concerns subject matters about which you gained proprietary information of the Company, or any of its subsidiaries, during the three-year period prior to your scheduled release date;

               (2) either alone or in association with others, solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served, directly or indirectly, by you while employed by the Company; or

               (3) either alone or in association with others: (a) solicit or encourage any employee or independent contractor of the Company to terminate his/her relationship with the Company; or (b) recruit, hire or solicit for employment or for engagement as an independent contractor, any person who is or was employed by the Company at any time during your employment with the Company; provided, that this Paragraph (3) shall not apply to such person whose employment with the Company has been terminated for a period of twelve months or longer.

               B. The geographic scope of the provisions of Paragraph A above shall extend to anywhere the Company or any of its subsidiaries is doing business, has done business or intends to do business.

               C. If any restriction set forth in Paragraph A above is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

               D. The non-competition restrictions set forth in Paragraph A above supersede any non-competition restrictions of less than two years in duration set forth in any agreement between you and the Company or any subsidiary or predecessor, or in any Gillette benefit plan in which you are a participant, including but not limited to the 1971 Stock Option Plan.

               Confidentiality -- You shall not disclose or use at any time any secret or confidential information or knowledge obtained or acquired by you during, after, or by reason of, employment with the Company or any of its subsidiaries, as provided under applicable law and any and all agreements between you and the Company or any of its subsidiaries regarding your employment with the Company or the subsidiary.

               Inventions - In accordance with any and all agreements between you and the Company or any of its subsidiaries regarding your employment, you shall disclose promptly and transfer and assign to the Company all improvements and inventions in certain fields made or conceived by you during employment with the Company or the subsidiary and within the prescribed periods thereafter.

               Prohibited Statements - To the extent permitted by law, you shall not make, publish or state, or cause to be made, published or stated, any defamatory or disparaging statement, writing or communication pertaining to the character, reputation, business practices, competence or conduct of the Company, its subsidiaries, shareholders, directors, officers, employees, agents, representatives or successors.

               Rights and Remedies in the Event of Certain Breaches -- If the Company reasonably determines that you have materially violated any of your obligations under the above sections entitled "Non-Competition and Non-Solicitation Restrictions," "Confidentiality," "Inventions," and "Prohibited Statements," then, in addition to any other remedies at law or in equity it may have, the Company shall have the following rights and remedies:

               A. The Company may immediately terminate all termination settlement pay and benefits provided to you under this Agreement, and shall have no further obligation to provide such pay and benefits to you.

               B. The Company may cancel any and all options previously granted to you under The Gillette Company 1971 Stock Option Plan, including but not limited to grants that according to their terms are vested (hereinafter referred to as "Covered Options"), effective as of the date on which such violation began (the "Violation Date"); and

               C. The Company may demand the return of any gain realized by you as a result of your exercise of any Covered Options during the period commencing one year prior to your scheduled release date and continuing through the Violation Date. Upon demand, you shall pay to the Company the amount of any gain realized or payment received as a result of such exercises. At the option of the Company, such payment shall be made by returning to the Company the number of shares of common stock of the Company which you received in connection with such exercise (with the Company then refunding the option price paid by you), or in cash in the amount of the gain realized. If after such demand you fail to return said shares or amounts, the Company shall have the right to offset said amounts against any amounts, including compensation, owed to you by the Company or to commence judicial proceedings against you to recover said shares or amounts.

               The rights and remedies set forth above supercede the provisions of Paragraph 6(i)(6) of the 1971 Stock Option Plan, which contains a more limited definition of the term "covered options."

               Release of All Claims - In consideration of the termination settlement pay and other benefits provided to you under this Agreement, you do hereby, for yourself, your heirs, executors, administrators and assigns, release and agree to indemnify and hold harmless Releasee, as hereinafter defined, from any and all claims, charges, complaints, damages, or causes of action, now existing, both known and unknown, of every name and nature, including but not limited to all claims of breach of contract or misrepresentation, wrongful discharge, or arising from alleged violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, Chapter 151B of Massachusetts General Laws, or any other local, state or federal law, regulation or policy or any other claim relating to or arising out of your employment with The Gillette Company or the termination thereof, with the sole exception of any rights you may have under the Workers' Compensation Act.

               The term "Releasee" in the previous paragraph shall be defined to include: Gillette, its corporate affiliates, and each of its present and former shareholders, directors, officers, agents, employees, and successors; and all employee benefits plans of Gillette (the "Plans"), and all administrators, committees, insurers and fiduciaries of the Plans, and all persons, members, agents, entities or parties claiming by, through and under the named parties.

               You acknowledge that prior to your execution of this release: you have been provided with the option and opportunity of reviewing this release with independent counsel of your own choosing and have, in fact, consulted with your attorney concerning this Agreement; you are competent to exercise this release; the only consideration for this release is the termination settlement pay and benefits described herein and no other promise or agreement has been made; your agreement to execute this release has not been obtained by any duress; and you fully understand that this document is intended to be a complete and legally binding general release.

               No Known Claims Against You - The undersigned Senior Vice President of Human Resources represents that he knows of no claims that the Company or any Releasee has against you.

               Indemnification - Nothing in this Agreement or the above release of all claims shall constitute a release or waiver of any future application of the indemnification provisions in the Company's By-laws.

               Company Property - You agree that, not later than your scheduled release date, you will return all equipment, files, documents, credit cards, and any other property belonging to The Gillette Company.

               Cooperation and Assistance - You agree to make yourself reasonably available to the Company to respond to reasonable requests by the Company for information concerning matters involving facts or events, relating to the Company or any of the Company's subsidiaries or affiliates, that may be within your knowledge, and to cooperate with and assist the Company and any subsidiary or affiliate as reasonably requested with respect to any pending and future litigation, arbitration or other dispute resolution relating to any matter in which you were involved during your employment with the Company. The Company will reimburse you for your reasonable travel expenses and other costs that you incur as a result of your cooperation and assistance under this paragraph.

               Basic Fringe Benefit Rights - If you decide not to accept and sign this Agreement, your rights to certain fringe benefits upon termination will not be altered by your decision. These include your rights under applicable laws and benefit plan provisions to accrued and unused vacation pay as of your scheduled release date, conversion rights under group life insurance plans, and continuation of group medical and dental coverage under COBRA, and as well as any other rights you have to future benefits as a benefits plan participant under the federal Employee Retirement Income Security Act of 1974 (ERISA).

               Non-Assignment - The termination settlement pay and benefits under this Agreement are personal to you and are expressly declared to be non-assignable and non-transferable. You shall have no right to commute, sell, assign, transfer or convey any payment hereunder. This Agreement shall be binding upon any successor to the business of The Gillette Company, but shall not otherwise be assignable.

               Payment to Estate - Should you die after this Agreement becomes effective and enforceable but before all termination settlement payments are completed, your estate will receive a lump sum payment of any balance of termination settlement pay due.

               Governing Law - This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions.

               Headings - Headings of the various provisions used herein are for convenience of reference only and shall not alter the meaning of the provisions.

               Severability - You agree that should any of the provisions of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby.

               Review - Gillette previously offered you a Termination Settlement Agreement on August 16, 2001, provided you a period of more than 21 days in which to review and consider the Agreement, and advised you to consult with an attorney before signing the Agreement. The changes from the original reflected in this Agreement were negotiated by your attorney on your behalf, and you agree that these changes do not restart the running of the 21-day review period set forth in the Age Discrimination in Employment Act for waiving rights and claims under that statute.

               If, after review, you agree to and accept the terms and conditions of this letter, please sign and return the enclosed copy of this letter not later than September 10, 2001.

               Revocation - Federal law provides you with the right to revoke this Agreement during the seven days following your signing of the Agreement. A revocation must be in writing and delivered to me. This Agreement does not become effective or enforceable until after the seven-day revocation period has passed, or if you revoke the Agreement during that period.

               I would like to take this opportunity to extend my personal thanks for your past support and my best wishes for your future.


          Sincerely,

          /s/ Edward E. Guillet

          Edward E. Guillet
          Senior Vice President
          Human Resources

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      AGREED AND ACCEPTED:

      I hereby accept and agree to all of the terms and provisions of this Agreement.


      /s/ Jorgen Wedel                                 /s/ Claudio E. Ruben
      Signature                                        WITNESS: Signature


      8/29/01
      Date